EXHIBIT 4.7

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of December, 2000

BETWEEN:

AUTUMN INDUSTRIES INC., a company duly incorporated under the laws of the Province of British Columbia and having its registered and records office at 1200-999 West Hastings Street, Vancouver, British Columbia, V6Z 1B4

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND

577990 Alberta Ltd. , of Box 10 , 149 Arlayne Road, Kaleden , B.C. V0H 1K0

(hereinafter referred to as the "577990")

OF THE SECOND PART

AND

Rod Reum, having an address of Box 10 , 149 Arlayne Road, Kaleden , B.C. V0H 1K0

(hereinafter referred to as "Reum")

OF THE THIRD PART

WHEREAS:

  The Company wishes to employ 577990 Alberta Ltd. to provide management services to it on the terms and conditions hereinafter set forth.

  Reum is desirous of providing management services through 577990 as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1.  ENGAGEMENT OF SERVICES

1.1  The Company hereby engages 577990 to provide management services to the Company under the direction of the Company's Board of Directors, and

1.2  577990 hereby agrees to perform the duties required of it in accordance with the terms of this agreement. Such management services are outlined in the attached Schedule 1.2 (a)

2.  TERM

2.1  The term of this Agreement shall be for a period of two (2) years, commencing on the 1st day of December 2000 and continuing thereafter unless and until terminated as hereinafter provided.

3.  SERVICES

3.1  577990 agrees to employ Reum on a full-time basis to perform the services contracted hereunder

4.  REMUNERATION

4.1  The Company shall pay to 577990 for all services rendered hereunder:

(a)  the sum of Eight Thousand , Three Hundred and Thirty Three Dollars ($8,333.33) per month, ($100,000 per annum) excluding GST, payable on the last day of each month;

(b)  a car allowance of Eight Hundred ($800.00) per month ($9,600 per annum);

(c)  577990's out of pocket expenses incurred on behalf of the Company. In respect of expenses, 577990 shall provide statements and vouchers to the Company as and when required by it.

(d)  Professional association fees and dues in respect of Reum

(e)  Professional development costs in respect of Reum as may be required to maintain Reum's good standing in the Certified General Accountants Association.

4.2  In addition, Reum shall be entitled to four (4) weeks vacation per year during the first year of this Agreement and five (5) weeks per year in each of the succeeding years. 577990 will continue to receive the full amount of the monthly remuneration from the Company during the time Reum is on vacation.

4.3  The amount payable to Reum hereunder may be altered from time to time during the term of this Agreement by mutual agreement between the parties provided that the Company will first obtain the approval of the Canadian Venture Exchange.

5.  TERMINATION

5.1  This Agreement will be deemed to be renewed after the initial two (2) year term unless the Company or 577990 provides not less than Sixty (60) days written notice of their intention not to renew.

5.2  This Agreement may be terminated in the following circumstances:

(a)  at any time by notice in writing from the Company to 577990, for cause;

(b)  at any time by three (3) months notice in writing given by the Company to 577990; and

(c)  at any time by three (3) months notice in writing given by 577990 to the Company

6.  RESTRICTIVE COVENANT

6.1  During the term of this Agreement and for a period of one (1) year after termination of this Agreement, and whether or not such termination is for cause, Reum agrees that he will not, directly or indirectly, as an individual, member, employee, agent of a firm, as a shareholder, director, officer, employee or agent of a corporation, or as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee, the debts or obligations of, permit his name to be used by, or be in any way connected with any business similar in nature to all or any part of the Company's Business or which competes in any way with the Company's Business.

6.2  During the term of the Agreement and for a period of one (1) year after termination of this Agreement, whether or not such termination is cause, Reum will not, directly or indirectly:

(a)  persuade or induce any customer of the Company to patronize any other business similar in nature to all or part of the Company's Business or which competes in any way with the Company's Business;

(b)  canvass, solicit or accept business from any customer of the Company for the gain, profit, or pecuniary advantage of Reum independently of the employment hereunder or for the gain, profit or pecuniary advantage of any business similar in nature to all or part of the Company's Business or which competes in any way with the Company's Business; or

request or advise any customer of the Company to withdraw, curtail or cancel such customer's business with the Company. As used in this Section 7, the expression "Company's Business" means any business which the Company is engaged in at the time of termination of the employee and, including, but not limited to, the generation and sale of electrical energy or the business of the sale and installation of Gasifier systems for waste wood disposal. The term "customer" means those customers of the Company when the employment is terminated.

(c)  The restrictions upon the activities of Reum set forth in paragraphs 7.1 & 7.2 will apply only within the area within 500 kilometers of the place in which the Company is carrying on business at the time of the termination of engagement.

7.  NOTICE

7.1  Any notice to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered to, or sent by prepaid registered post addressed to, the respective addresses of the parties appearing on the first page of this Agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post it shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada post office any place in Canada.

8.  MISCELLANEOUS

8.1  This Agreement may not be assigned by either party without the prior written consent of the other.

8.2  The titles of headings to the respective paragraphs of this agreement shall be regarded as having been used for reference and convenience only.

8.3  This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.4  This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada.

8.5  Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

THE CORPORATE SEAL OF )
AUTUMN INDUSTRIES INC. )
was hereunto affixed in )
the presence of : )
)
"Gerald B. Caul " )
Authorized Signatory )
)
"Byron P. Loewen )
Authorized Signatory )

THE CORPORATE SEAL OF

577990 ALBERTA LTD.

"Rod Reum" )
Authorized Signatory

)
SIGNED AND DELIVERED BY )
)
ROD REUM )
in the presence of: )
)
"Reyna Seabrook" ) "Rod Reum"
Name ) ROD REUM
"Kelowna, BC" )
Address )
"Executive Assistant" )
Occupation

SCHEDULE 1.2 (A)

Specific responsibilities and functions of the office of the Chief Financial Officer

Policy, Procedures & Controls
  Develop, design and implement policies and procedures for the financial accounting systems including purchasing
  Design, develop and implement internal control systems
  Ensure accounting systems and controls satisfy the demands of the auditors and other stakeholders.

Corporate Structures & Governance

  Oversee all financial management activities relating to the operations of the companies
  Assist in the design, development and implementation of the business relationships of the group of companies
  Monitor corporate governance ensuring compliance with regulatory bodies
  Prepare timely and reliable external financial reports

Financial Analysis

  Production of detailed budgets, cost and cash flow reports
  Development of long term forecasts
  Assist in the business analysis of possible future opportunities of the company.

Cash Management

  Administer credit facilities
  Monitor cash requirements
  Monitor investments
  Review bank and loan reconciliation's

Insurance

Ensure proper coverage limits are in place for product liability, office contents, accounts receivable and directors & officers liability

Taxation

  Prepare annual corporate income tax returns
  Prepare GST returns
  Monitor municipal taxation issues as appropriate

Payroll

  Supervise payroll processing
  Supervise administration of benefits
  Monitor payments of monthly source deductions and other statutory requirements

General Ledger, Accounts Payable and Accounts Receivable

  Develop and maintain chart of accounts
  Approve purchase requisitions and purchase orders
  Process accounts payable invoices
  Approve and monitor customer credit limits
  Process accounts receivable invoices
  Manage accounts receivable